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                                                                   EXHIBIT 10.36

To: Tom Stigler

Tom,

I am pleased to amend the vesting provisions of your Incentive Stock Option agreements in accordance with this letter.

If you are terminated without cause at any time during the first year of your continuous employment with the company, then a portion of the 150,000 stock options that were to have vested on the anniversary date of your employment will nonetheless vest in a proportionate amount equal to the number of days of your continuous employment prior to the date of such termination divided by 365 days, multiplied by 150,000 stock options.

In this letter "cause" means personal dishonesty, willful misconduct, intentional failure to perform stated duties, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) that has an adverse impact on the reputation of the company, any material breach of your employment agreement or of the company's policies or practices, your death, or a disability that cannot be reasonably accommodated and that renders you unable to perform the essential functions of your position.

     Very truly yours,

     WebSideStory

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By:  John Hentrich, President and CEO